Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2022 Results

•	Net income for the three months ended June 30, 2022 was $4.11 million compared to $4.06 million for the three months ended June 30, 2021.
•	Net interest income rose by $986,000 or 7.54% to $14.07 million for the three months ended June 30, 2022 compared to $13.08 million for the three months ended June 30, 2021.
•	Net interest margin rose to 2.72% for the three months ended June 30, 2022 from 2.54% for the three months ended June 30, 2021.
•	Fully-diluted earnings for the three months ended June 30, 2022 was $0.46 per common share compared to $0.44 per common share for the three months ended June 30, 2021, an increase of 4.55%.
•	On July 12, 2022, the Company announced that it completed its eleventh share repurchase program.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 50th consecutive quarterly dividend.

Honolulu, Hawaii, July 28, 2022- Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.11 million, or $0.46 per diluted share, for the three months ended June 30, 2022.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on August 25, 2022 to stockholders of record as of August 11, 2022.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “In the second quarter of 2022, we were able to increase our net interest income by 7.54% and our fully-diluted earnings per share by 4.55%. Our strong capital and asset quality will allow us to serve our community during these uncertain times. The Company intends to continue to enhance shareholder value through dividends and share repurchases.”

Interest Income

Net interest income increased to $14.07 million for the three months ended June 30, 2022 from $13.08 million for the three months ended June 30, 2021. Total interest income was $15.37 million for the three months ended June 30, 2022 compared to $14.76 million for the three months ended June 30, 2021. The $615,000 increase in total interest income was primarily due to a $1.53 million increase in interest earned on investment securities. The increase in interest income on investment securities was partially offset by a $958,000 decrease in interest income on loans. The increase in interest income on investment securities was primarily due to a $294.92 million increase in the average securities balance. The increase in the average balance of investment securities occurred as security purchases exceeded repayments. The decrease in interest on loans occurred because of a 19 basis point decrease in the average loan yield and a $35.86 million decrease in the average loan balance. The decrease in the average yield on loans occurred because of the payoff of higher yielding loans and the addition of new lower yielding loans to the loan portfolio. The decrease in the average loan balance occurred as loan repayments and sales of loans exceeded the origination of new loans.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $1.30 million for the three months ended June 30, 2022 from $1.67 million for the three months ended June 30, 2021. Interest expense on deposits decreased by $352,000 to $738,000 for the three months ended June 30, 2022 from $1.09 million for the three months ended June 30, 2021. The decrease in interest expense on deposits was primarily due to a nine basis point decrease in the average cost of deposits. The decrease in the average cost of deposits occurred with a reduction in interest rates offered on deposits during the quarter. The decrease in the average cost of deposits was partially offset by a $16.76 million increase in the average deposit balance. The Company reversed loan loss provisions of $326,000 for the three months ended June 30, 2022, compared to a reversal of $372,000 of loan loss provisions for the three months ended June 30, 2021. The reversal of the loan loss provisions during the three months ended June 30, 2022 and 2021 occurred primarily because of the decreases in the size of the mortgage loan portfolio, in Hawaii’s unemployment rate and in the amount of loans in the payment deferral program, all of which contributed to the reduction in the allowance for loan losses.

Noninterest Income

Noninterest income was $800,000 for the three months ended June 30, 2022 compared to $1.73 million for the three months ended June 30, 2021. The decrease in noninterest income was primarily due to a $911,000 decrease in the gain on sale of investment securities that occurred because no securities were sold during the three months ended June 30, 2022. Service fees on loans and deposit accounts was $412,000 for the three months ended June 30, 2022, compared to $530,000 for the three months ended June 30, 2021. The decrease in service fees and deposit accounts occurred because of a decrease in the fees earned for referring mortgage loan applications to other financial institutions and mortgage brokers. Other noninterest income was $186,000 for the three months ended June 30, 2022 compared to $70,000 for the three months ended June 30, 2021. The increase in other income is primarily due to interest on bank-owned life insurance proceeds received during the three months ended June 30, 2022. .

Noninterest Expense

Noninterest expense was $9.57 million for the three months ended June 30, 2022 compared to $9.61 million for the three months ended June 30, 2021. Salaries and employee benefits decreased by $168,000 to $5.39 million for the three months ended June 30, 2022 from $5.56 million for the three months ended June 30, 2021 primarily because of a decrease in compensation, payroll taxes and employee stock ownership plan (ESOP) expenses. The decrease in ESOP expenses occurred because of a decrease in the market value of the Company’s stock which is used to calculate the expense. Equipment expenses rose by $172,000 to $1.23 million for the three months ended June 30, 2022 from $1.06 million for the three months ended June 30, 2021 primarily because of an increase in data processing expenses.

Income Taxes

Income tax expense for the three months ended June 30, 2022 and June 30, 2021 was $1.51 million with an effective tax rate of 26.91% for the three months ended June 30, 2022 compared to an effective tax rate of 27.16% for the three months ended June 30, 2021.

Balance Sheet

Total assets were $2.18 billion at June 30, 2022 and $2.13 billion at December 31, 2021. Loans receivable decreased by $16.21 million at June 30, 2022. The decrease in loans receivable occurred as loan repayments and sales exceeded new loan originations. Investment securities, including available for sale securities, increased by $92.68 million to $729.13 million at June 30, 2022 from $636.44 million at December 31, 2021. The increase in investment securities occurred as the purchase of new mortgage-backed securities exceeded principal repayments. Cash and cash equivalents decreased to $70.62 million at June 30, 2022 from $99.86 million at December 31, 2021. The decrease in cash and cash equivalents occurred primarily because of the purchase of investment securities. Total deposits increased by $47.76 million to $1.73 billion at June 30, 2022 from $1.68 billion at December 31, 2021. Total stockholders’ equity decreased to $255.91 million at June 30, 2022 from $256.32 million at December 31, 2021. The decrease in stockholders’ equity occurred primarily because share repurchases and dividends paid to shareholders exceeded net income and the increase in capital from the allocation of ESOP shares.

Capital Management

On July 12, 2022, the Company announced it repurchased 220,029 of common shares and completed its eleventh share repurchase program. Through July 12, 2022, the Company has repurchased 4,124,479 shares in all of its share repurchase programs. The shares repurchased represent 33.72% of the total shares issued in its initial public offering. The Company intends to continue to enhance shareholder value through the use of capital to support its dividends, both regular and/or special, as well as its share repurchase program.

Asset Quality

The Company had $353,000 of delinquent mortgage loans 90 days or more past due at June 30, 2022 compared to $244,000 of delinquent mortgage loans 90 days or more past due at December 31, 2021. Non-performing assets totaled $4.02 million at June 30, 2022 compared to $3.28 million at December 31, 2021. The ratio of non-performing assets to total assets was 0.18% at June 30, 2022 and 0.15% at December 31, 2021. The allowance for loan losses at June 30, 2022 was $2.13 million and represented 0.17% of total loans compared to $2.67 million and 0.20% of total loans as of December 31, 2021.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branches offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•         statements of our goals, intentions and expectations;

•         statements regarding our business plans, prospects, growth and operating strategies;

•         statements regarding the asset quality of our loan and investment portfolios; and

•         estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;

•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Interest income:
Loans	$11,176	$12,134	$22,533	$25,183
Investment securities	3,928	2,394	7,351	4,219
Other investments	267	228	443	459
Total interest income	15,371	14,756	30,327	29,861

Interest expense:
Deposits	738	1,090	1,335	2,407
Advances from the Federal Home Loan Bank	516	537	1,027	1,073
Securities sold under agreements to repurchase	47	45	91	91
Total interest expense	1,301	1,672	2,453	3,571

Net interest income	14,070	13,084	27,874	26,290
(Reversal of provision) provision for loan losses	(326)	(372)	(494)	(1,285)

Net interest income after (reversal of provision) provision for loan losses	14,396	13,456	28,368	27,575

Non-interest income:
Service fees on loan and deposit accounts	412	530	753	1,525
Income on bank-owned life insurance	194	190	391	378
Gain on sale of investment securities	—	911	—	1,437
Gain on sale of loans	8	26	26	446
Other	186	70	1,283	180
Total noninterest income	800	1,727	2,453	3,966

Noninterest expense:
Salaries and employee benefits	5,392	5,560	11,005	11,083
Occupancy	1,648	1,572	3,242	3,219
Equipment	1,236	1,064	2,432	2,194
Federal deposit insurance premiums	143	142	284	283
Loss on sale of loans	29	—	29	—
Other general and administrative expenses	1,125	1,274	2,179	2,387
Total noninterest expense	9,573	9,612	19,171	19,166

Income before income taxes	5,623	5,571	11,650	12,375
Income taxes	1,513	1,513	2,830	3,304
Net income	$4,110	$4,058	$8,820	$9,071

Basic earnings per share	$0.46	$0.44	$0.98	$0.99
Diluted earnings per share	$0.46	$0.44	$0.98	$0.99
Cash dividends paid per common share	$0.23	$0.23	$0.46	$0.46
Basic weighted-average shares outstanding	8,876,691	9,117,467	8,928,127	9,124,086
Diluted weighted-average shares outstanding	8,927,173	9,162,348	8,977,834	9,166,003

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$70,620	$99,859
Investment securities available for sale	23,222	—
Investment securities held to maturity, at amortized cost (fair value of $616,040 and $634,987 at June 30, 2022 and December 31, 2021, respectively).	705,904	636,442
Loans receivable, net	1,286,618	1,302,824
Federal Home Loan Bank stock, at cost	8,197	8,173
Federal Reserve Bank stock, at cost	3,167	3,158
Accrued interest receivable	5,913	5,786
Premises and equipment, net	4,023	4,065
Right-of-use asset, net	13,378	9,982
Bank-owned life insurance	47,383	51,423
Deferred income tax assets, net	2,087	1,927
Prepaid expenses and other assets	9,527	6,963
Total assets	$2,180,039	$2,130,602

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,729,592	$1,681,828
Advances from the Federal Home Loan Bank	141,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	21,299	22,638
Lease liability	14,175	10,744
Income taxes payable	2,180	1,863
Advance payments by borrowers for taxes and insurance	5,888	6,207
Total liabilities	1,924,134	1,874,280

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,120,458 and 9,324,060 shares at June 30, 2022 and December 31, 2021, respectively.	91	93
Additional paid-in capital	52,464	56,951
Unearned ESOP shares	(3,181)	(3,425)
Retained earnings	212,932	208,227
Accumulated other comprehensive loss	(6,401)	(5,524)
Total stockholders’ equity	255,905	256,322
Total liabilities and stockholders’ equity	$2,180,039	$2,130,602

  Territorial Bancorp Inc. and Subsidiaries

  Selected Financial Data (Unaudited)

	Three Months Ended
	June 30,
	2022	2021
Performance Ratios (annualized):
Return on average assets	0.76%	0.76%
Return on average equity	6.39%	6.43%
Net interest margin on average interest earning assets	2.72%	2.54%
Efficiency ratio (1)	64.38%	64.90%

	At June	December
	30, 2022	31, 2021
Selected Balance Sheet Data:
Book value per share (2)	$28.06	$27.49
Stockholders' equity to total assets	11.74%	12.03%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$353	$244
Non-performing assets (3)	$4,016	$3,280
Allowance for loan losses	$2,131	$2,669
Non-performing assets to total assets	0.18%	0.15%
Allowance for loan losses to total loans	0.17%	0.20%
Allowance for loan losses to non-performing assets	53.06%	81.37%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs